July 5, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of BASSLINE PRODUCTIONS, INC. on Form S-1/A (No. 6) of our audit report, dated April 22, 2011 , relating to the accompanying audited financial statements (and related statements included there in) as of December 31, 2010 which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1/A and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
July 5, 2011

2580 Anthem Village Drive, Henderson, NV 89052
Telephone (702) 588-5961  ●  Facsimile (702) 588-5979